Exhibit 4.26

Execution Version

HANGZHOU ZHENXI INVESTMENT MANAGEMENT CO., LTD.

AND

ZHEJIANG TMALL TECHNOLOGY CO., LTD.

LOAN AGREEMENT

January 10, 2018

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made on January 10, 2018 (“Execution Date”)

BY AND BETWEEN:

1.                  Hangzhou Zhenxi Investment Management Co., Ltd. ( “Borrower”); and

Registered Address: Room 505, 5/F, Building No. 3, 969 West Wen Yi Road, Yu Hang District, Hangzhou

Legal Representative: Zheng Junfang

2.                  Zhejiang Tmall Technology Co., Ltd. (“Lender”)

Registered Address: Room 507, 5/F, Building No. 3, 969 West Wen Yi Road, Yu Hang District, Hangzhou

Legal Representative: Zhang Yong

In this Agreement, the aforementioned parties are referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

1.                  The Borrower intends to obtain the Loan (as defined below) from the Lender in accordance with the terms and conditions hereof for the purpose of its operation; and

2.                  The Lender intends to provide the Borrower with the Loan in accordance with the terms and conditions hereof.

With a view to clarifying the rights and obligations of the Borrower and the Lender under the Loan arrangement, the Parties hereby agree as follows:

ARTICLE I                                                    DEFINITIONS

1.1                               For the purposes of this Agreement:

“Domestic Company” means Zhejiang Tmall Network Co., Ltd., a limited liability company located in Hangzhou, the PRC.

“Loan” means the loan provided by the Lender to the Borrower on a lump-sum basis or in installments under Section 2.1 in the aggregate principal amount of Renminbi Ten Million (RMB10,000,000).

“Loan Period” has the meaning ascribed to it in Section 4.1 hereof.

“Outstanding Amount” means the outstanding amount of the Borrower under the Loan.

“Repayment Notice” has the meaning ascribed to it in Section 4.2 hereof.

“PRC” means the People’s Republic of China, excluding, for the purposes hereof, the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

“Confidential Information” has the meaning ascribed to it in Section 6.1 hereof.

“Restricted Transaction” has the meaning ascribed to it in Section 7.1 hereof.

“Restricted Document” has the meaning ascribed to it in Section 7.1 hereof.

“Party’s Rights” has the meaning ascribed to it in Section 10.5 hereof.

1.2                               In this Agreement, relevant terms shall be construed as follows:

The term “article” or “section” shall be construed to mean an article or section of this Agreement, unless otherwise required by the context;

The term “taxes and charges” shall be construed to include any tax, charge, tariffs or other impositions of a similar nature (including, without limitation, any fine or interest in connection with the failure or delay in payment of such taxes and charges); and

The terms “Borrower” and “Lender” shall be construed to include their respective successors and assignees.

1.3                               Unless otherwise indicated, a reference to this Agreement or any other agreement or document shall be construed to be a reference to this Agreement or such other agreement or document (as the case may be) as has been (or as may from time to time be) modified, amended, substituted or supplemented.

ARTICLE II                                               EXTENSION OF LOAN

2.1                               Subject to the terms and conditions hereof, the Lender agrees to provide the Borrower with the Loans in the aggregate principal amount of Renminbi Ten Million (RMB10,000,000):

The Borrower may use the Loan hereunder only for the operation activities approved by the Lender.

Without prior written consent of the Lender, the Borrower shall not use all or any part of the Loan for any other purposes.

2.2                               The Parties agree that the Loan may be provided by the Lender and/or a third party designated by the Lender on a lump-sum basis or in installments. The Parties acknowledge that the Lender and/or a third party designated by the Lender shall fully provide the Borrower with the Loan in the amount set forth in Section 2.1 within 120 days after the Execution Date.

2.3                               The Parties acknowledge that the Borrower shall perform its repayment obligations to the Lender and its other obligations hereunder in accordance with the terms hereof.

2.4                               The Borrower has entered into equity pledge agreement with the Lender in accordance with the request of the Lender on the Execution Date, whereby the Borrower has pledged all of its equity interest in the Company to the Lender as security for the performance by the Borrower of its obligations hereunder (including, without limitation, repayment of the Outstanding Amount in accordance with the terms hereof).

ARTICLE III                                          INTEREST

3.1                               The Lender acknowledges that the interest on the Loan shall be settled each calendar year, and calculated on the basis of actual number of days elapsed and a year of 365 days, with an interest rate of Shanghai Interbank Offered Rate of the corresponding period.

ARTICLE IV                                           REPAYMENT OF LOAN

4.1                               This Agreement shall be formed as from the date when it is duly executed by the Parties. Once formed, the effectiveness of this Agreement shall be retrospective to January 10, 2018 (“Effective Date”). The Loan Period hereunder shall commence from the Effective Date and expire upon the earliest to the occurrence of (i) the expiry of a period of twenty (20) years after the Execution Date; (ii) the expiry of the business term of the Lender; or (iii) the expiry of the business term of the Domestic Company (“Loan Period”). Upon expiry of the Loan Period, except where relevant parties have agreed to extend the term of the Loan through consultations, the Borrower shall repay all Outstanding Amount on the expiry date of the Loan Period on a lump-sum basis. In such event, to the extent not contrary to applicable laws and regulations, the Lender may complete the payment of the transfer price of the Option Equity Interest (as defined in the Exclusive Call Option Agreement) acquired under the Exclusive Call Option Agreement by offsetting the creditor’s right of the Lender to the Outstanding Amount against the Borrower in accordance with the Exclusive Call Option Agreement otherwise entered into with the Borrower and other relevant parties.

4.2                               During the Loan Period, the Lender may at any time accelerate the Loan in its absolute and sole discretion and may, upon ten (10)-day repayment notice (“Repayment Notice”) to any of the Borrower, demand the Borrower to repay in part or in full the Outstanding Amount in the manner prescribed hereby.

If, in accordance with the foregoing paragraph, the Lender demands any Borrower to effect repayment, then to the extent not contrary to applicable laws and regulations, the Lender may complete the payment of the transfer price of the equity interest designated to be transferred under the Exclusive Call Option Agreement by offsetting the creditor’s right of the Lender to the Outstanding Amount demanded to be repaid against such Borrower in accordance with the Exclusive Call Option Agreement otherwise entered into with the Borrower and other relevant parties on the Execution Date. The ratio of such equity interest demanded to be purchased to the equity interest held by such Borrower in the Domestic Company on the date when the subscription of the registered capital of the Domestic Company is completed shall be the same as the ratio of the Outstanding Amount demanded to be repaid in the Repayment Notice to the total amount of the Loan obtained by such Borrower in accordance with this Agreement.

Notwithstanding the foregoing provisions of this article, the Loan will be immediately accelerated in any of the following circumstances:

(a)             the Domestic Company is dissolved and enters into liquidation or bankruptcy proceedings;

(b)             the Borrower ceases to be a shareholder of the Domestic Company;

(c)              all or part of equity interest held by the Borrower in the Domestic Company are transferred to any individual or entity other than the Lender or any individual or entity designated by the Lender as a result of applicable laws and regulations or any judgment or award rendered by a court or arbitral body (due to including, without limitation, repayment of debts) (“Passive Equity Transfer”);

(d)             the Lender may determine any possible Passive Equity Transfer in its absolute and sole discretion.

4.3                               The Parties unanimously agree and acknowledge that the Borrower shall repay the relevant Outstanding Amount in cash (or in other forms prescribed by the resolution duly adopted by the board of directors of the Lender).

4.4                               Concurrently with the repayment by the Borrower of the Outstanding Amount under this Article IV, if the Lender elects to purchase the equity interest in the Domestic Company in accordance with Section 4.1 or 4.2, the Parties shall complete the transfer of the relevant equity interest in the Domestic Company at the same time so as to ensure that simultaneously with the repayment of the Outstanding Amount, the Lender or a third party designated by it shall have, in accordance with the foregoing provisions, lawfully and fully acquired the relevant equity interest in the Domestic Company free from any pledge or any other form of encumbrance. When any equity interest in the Domestic Company is transferred in accordance with the foregoing provisions, the Borrower shall fully provide its reasonable cooperation and waive any right of first refusal owned by them.

4.5                               The Borrower shall be released from the repayment obligations hereunder upon transfer of all of its equity interest in the Domestic Company to the Lender or a third party designated by the Lender and full repayment of the Outstanding Amount, in each case in accordance with the provisions of this Article IIV.

ARTICLE V                                                TAXES AND CHARGES

5.1                               All taxes and charges pertaining to the Loan shall be borne by the Parties respectively in accordance with law.

ARTICLE VI                                           CONFIDENTIALITY

6.1                               Irrespective of whether this Agreement has been terminated, each of the Parties shall maintain in strict confidence the business secrets, proprietary information, customer information and all other information of a confidential nature of the other Parties coming into its knowledge during the entry into and performance of this Agreement (“Confidential Information”). Except where prior written consent has been obtained from the Party disclosing the Confidential Information or where disclosure to a third party is mandated by relevant laws or regulations or by the rules of the place of listing of an affiliate of a Party, the Party receiving the Confidential Information shall not disclose any Confidential Information to any third party; the Party receiving the Confidential Information shall not use, either directly or indirectly, any Confidential Information other than for the purpose of performing this Agreement.

6.2                               The Parties acknowledge that the following information shall not constitute the Confidential Information:

(a)             any information which, as shown by written evidence, has previously been known to the receiving Party by way of legal means;

(b)             any information which enters the public domain other than as a result of a fault of the receiving Party; or

(c)              any information lawfully acquired by the receiving Party from another source subsequent to the receipt of relevant information.

6.3                                A receiving Party may disclose the Confidential Information to its relevant employees, agents or its appointed professionals, provided that such receiving Party shall ensure that such persons shall comply with relevant terms and conditions of this Agreement and that it shall assume any liability arising out of any breach by such persons of relevant terms and conditions of this Agreement.

6.4                                Notwithstanding any other provisions of this Agreement, the validity of this article shall not be affected by any suspension or termination of this Agreement.

ARTICLE VII                                      UNDERTAKINGS AND WARRANTIES

7.1                                The Borrower hereby irrevocably undertakes and warrants that, without prior written consent of the Lender, the Borrower will not effect or authorize others (including, without limitation, the directors of the Domestic Company nominated by them) to effect any resolution, instruction, approval or order in any manner, approving, authorizing or causing the Domestic Company to carry out any transaction which will have, or is likely to have, a material effect on the assets, rights, obligations or business of the Domestic Company (including its branches and/or subsidiaries) (“Restricted Transaction”), including, without limitation:

(a)             any borrowing from a third party or any incurring of any debt, other than debts in an amount of no more than RMB100,000 arising in the ordinary course of business, either in a single instance, or cumulatively over a period of six (6) consecutive months;

(b)             provision of security to a third party in connection with its own debts or provision of any security for a third party;

(c)              transfer of any business, material asset or actual or potential business opportunity to a third party;

(d)             transfer or licensing to a third party of any domain name, trademark or other intellectual properties rightfully possessed by the Domestic Company or other disposal of material assets of the Domestic Company;

(e)              transfer to a third party of all or part of its equity interest in the Domestic Company; or

(f)               any other material transaction;

nor shall the Domestic Company be approved, authorized or caused to enter into any agreement, contract, memorandum or other forms of transaction documents (“Restricted Document”) in connection with the Restricted Transactions or suffer, through any form of act or omission, the carrying out of any Restricted Transaction or the entry into of any Restricted Document.

7.2                           The Borrower will cause the directors and officers of the Domestic Company to strictly comply with the provisions of this Agreement during its performance of its duties as director or officer of the Domestic Company and not to do or omit to do, in any manner whatsoever, anything contrary to any of the foregoing undertakings.

7.3                           Once the Borrower knows or should have known any possible transfer of the equity interest held by such Borrower in the Domestic Company to any third parties other than the Lender or any individual or entity designated by the Lender as a result of applicable laws or any judgment or award rendered by a court or arbitral body or for any other reasons, such Borrower shall notify the Lender immediately and without delay.

ARTICLE VIII                                 NOTICES

8.1                                Any notice, request, demand and other correspondences required by or made pursuant to this Agreement shall be made in writing and delivered to the relevant Parties.

8.2                                Such notice or other correspondences shall be deemed delivered when it is transmitted if transmitted by fax or email; or upon delivery if delivered in person; or two (2) days after posting if delivered by mail.

ARTICLE IX                                          LIABILITY FOR DEFAULT

9.1                                The Borrower irrevocably undertake to indemnify the Lender against any actions, fees, claims, costs, damages, demands, expenses, liabilities, losses or proceedings as may be suffered or incurred by the Lender as a result of the Borrower’ breach of any of its obligations hereunder. The Borrower further acknowledges and agrees that its breach of Article VII hereof shall constitute its material breach of this Agreement.

9.2                                Notwithstanding any other provisions of this Agreement, the validity of this article shall not be affected by any suspension or termination of this Agreement.

ARTICLE X                                               MISCELLANEOUS

10.1                         This Agreement is made in Chinese in five (5) originals, of which one (1) copy shall be used for governmental approval/registration purposes and the remaining copies shall be kept by the Lender.

10.2                         The entry into, effectiveness and interpretation of, and resolution of disputes under, this Agreement shall be governed by the PRC laws.

10.3                         Dispute Resolution

(a)             All disputes arising out of or in connection with this Agreement shall be first settled by the relevant Parties through amiable consultations; if such Parties fail to resolve the dispute through consultations, the dispute shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration according to CIETAC arbitration rules in effect at the time of applying for arbitration. The seat of arbitration shall be in Hangzhou. The arbitration award shall be final and binding on the relevant Parties. Except as otherwise required by the arbitration award, the arbitration fees shall be borne by the losing party. The losing party shall also indemnify for the attorneys’ fee and other expenses incurred by the winning party.

(b)             Pending the resolution of such dispute, the Parties shall continue to perform the remaining provisions of this Agreement other than the disputed matters.

10.4                         No right, power or remedy empowered to any Party by any provision of this Agreement shall preclude any other right, power or remedy enjoyed by such Party in accordance with law or any other provisions hereof and no exercise by a Party of any of its rights, powers and remedies shall preclude its exercise of its other rights, powers and remedies.

10.5                         No failure or delay by a Party in exercising any right, power or remedy under this Agreement or laws (“Party’s Rights”) shall result in a waiver of such rights; and no single or partial waiver by a Party of the Party’s Rights shall preclude such Party from exercising such rights in any other way or exercising the remaining part of the Party’s Rights.

10.6                         The section headings herein are inserted for convenience of reference only and shall in no event be used in or affect the interpretation of the provisions hereof.

10.7                         Each provision contained herein shall be severable and independent of any other provisions hereof, and if at any time any one or more provisions hereof become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected thereby.

10.8                         This Agreement and schedules hereto shall replace all prior oral or written agreements, understandings and communications entered into by the Parties in respect of the content hereof. Any amendments or supplements to this Agreement shall be made in writing. Except for the transfer of rights hereunder by the Lender according to Section 10.9 hereof, such amendments or supplements shall become effective only if they are duly signed by the Parties hereto.

10.9                         Without prior written consent of the Lender, the Borrower shall not assign any of its rights and/or obligations hereunder to any third party. The Lender shall have the right, upon notice to the other Parties, to transfer any right hereunder to a third party designated by it.

10.10                This Agreement shall be binding upon the legal assignees or successors of the Parties. The Borrower warrants to the Lender that it has made all appropriate arrangements and executed all necessary documents to ensure that, in the event of its bankruptcy, dissolution or occurrence of other circumstances that might affect exercise of its shareholder rights, its legal assignee, successor, heir, liquidator, bankruptcy administrator, creditor and other persons that might consequently acquire the equity interest in or relevant rights of the Domestic Company cannot affect or impede the performance of this Agreement. For this purpose, the Borrower shall promptly sign all other documents and take all other actions (including, without limitation, notarization of this Agreement) as required by the Lender.

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Borrower:

[Seal of Hangzhou Zhenxi Investment Management Co., Ltd.]
(Seal)

Lender:

[Seal of Zhejiang Tmall Technology Co., Ltd.]
(Seal)